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                                       June 30, 2000

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 4-6
Washington, D.C.  20549


         RE:      CHEMCONNECT, INC. (THE "COMPANY") REQUEST FOR
                  WITHDRAWAL OF THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-33942)

Ladies and Gentlemen:

         In light of current market conditions, the Company hereby requests withdrawal of its Registration Statement on Form S-1 (File No. 333-33942) pursuant to Rule 477 of the Securities Act of 1933. The Company believes the withdrawal to be consistent with the public interest and the protection of investors.

         Thank you for your assistance.

                                       Sincerely,

                                       CHEMCONNECT, INC.


                                       /s/ John F. Beasley
                                       ------------------------------------
                                       John F. Beasley
                                       Chairman and Chief Executive Officer


cc:      Bennett L. Yee, Esq.